UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 20, 2006

Dhanoa Minerals Ltd.

(Exact name of registrant as specified in its charter)

Nevada	333-129864	98-0470528
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1330 Martin Grove Road, Toronto, Ontario, Canada M9W 4X4
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 1-416-838-4348

n/a

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective December 20, 2006, Dhanoa Minerals Ltd. (the “Company”) entered into a letter agreement to acquire 80% of the ownership and capital of Promenasa, S.A., an Ecuador mining company (“Promenasa”), for $9,700,000 (U.S.) and approximately 5,000,000 shares of the restricted common stock of the Company.

The Company has agreed that a portion of the cash purchase price of $9,700,000 will be structured as a loan to INVICTACORP, the operator of the mines of Promenasa. The Company has made a down payment of $1,100,000 and will make a second payment of $1,300,000 within five (5) months of closing. The remainder of the cash purchase price will be in the form of a $7,300,000 loan to the mine operating company, INVICTACORP, within six months after the closing for the purpose of upgrading the mine and mill; and for additional equipment. The loans will be secured by a mortgage and liens covering all of the assets of Promenasa and the equipment purchased by INVICTACORP. The loan will be repaid from future surplus cash from operating profits.

Promenasa is the owner and operator of a producing gold mine and mill in the sector Paradise, Pueblo Nuevo of the Canton Ponre Enriquez, County of the Azuay in Ecquador. After the acquisition, the Company intends to increase the gold production of the mine by upgrading its equipment, facilities and production technology.

The acquisition of Promenasa is subject to the negotiation and completion of a definitive stock purchase agreement, the completion of due diligence by the Company, completion of the necessary financing, and the satisfaction of normal representations and warranties by the parties.

ITEM 7.01 REGULATION FD DISCLOSURE.

We issued a press release in connection with the execution of the letter of intent to acquire 80% of Promenasa, S.A. in Item 1.01 of this Form 8-K current report, a copy of which is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired.

None

(b) Pro Forma Financial Information

None

   (c) Exhibits.

10	Letter agreement dated December 20, 2006 in is hereby incorporated herein by reference to Exhibit 10.2 to the Form 10-KSB of the Company for its fiscal year ended September 30, 2006.

99.1	Press Release dated December 21, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2007

Dhanoa Minerals Ltd.

Date:	By:	/s/ Paul Roberts
Name: Paul Roberts
Title: Chief Executive Officer and President